Exhibit 99.3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, the persons and entities named below agree to the joint filing on behalf of each of them of the foregoing Schedule 13D with respect to the Class A Common Stock, par value $0.0001 per share, of Boost Run Inc., and that all subsequent amendments to such Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned hereby further agree that this joint filing agreement be included as an exhibit to such Schedule 13D and that this joint filing agreement may be executed in any number of physical or electronically signed counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument. In evidence thereof, the undersigned, being duly authorized, have executed this joint filing agreement as of May 15, 2026.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date set forth below.

Date: May 15, 2026	/s/ Harilaos Georgakopoulos
Harilaos Georgakopoulos

A23 Revocable Trust No.1, Dated January 26, 2026

	By:	/s/ Harilaos Georgakopoulos
Name: Harilaos Georgakopoulos
Title: Trustee